Exhibit 5.1

June 10, 2016

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois 62401

Ladies and Gentlemen:

We have acted as counsel to Midland States Bancorp, Inc., an Illinois corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the registration of 2,489,923 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued under (i) the Midland States Bancorp, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan, (ii) the Third Amendment and Restatement of Midland States Bancorp, Inc. 1999 Stock Option Plan, (iii) the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan and (iv) the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan, as amended (collectively, the “Plans”).  This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein.

For the purposes of providing the opinion contained herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary.  In our examination, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

This opinion is limited to the laws of the State of Illinois.  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that each Share that is newly issued pursuant to the Plans will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Act, (ii) such Share shall have been duly issued and delivered in accordance with the applicable Plan and (iii) a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Share to the person entitled thereto against payment of

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the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the applicable Plan.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our name included in or made part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP